EXHIBIT (23)

                          INDEPENDENT AUDITORS' CONSENT



--------------------------------------------------------------------------------



The Human Resources Committee
First Union Corporation

     We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the First Union Corporation Savings Plan (the
Plan) of our report dated June 22, 2001, relating to the statements of net assets available for benefits as of December 31, 2000 and 1999, and the statement of changes in net assets available for benefits for the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 11-K of the Plan.







/s/ KPMG LLP

Charlotte, North Carolina
June 22, 2001